Exhibit 99.4
SHARE TRANSFER AGREEMENT (NO. 4)
THIS AGREEMENT is made effective July 28, 2006.
BETWEEN:
     3787877 CANADA INC., a corporation governed by the laws of Canada,
     (the “Vendor”)
                                - and -
     BELL CANADA, a corporation governed by the laws of Canada,
     (the “Purchaser”).
RECITALS:
A.	The Vendor is the registered and beneficial owner of the issued and outstanding class A common shares in the capital of CGI Group Inc. (the “Shares”) set out in Schedule A attached hereto.

B.	The Vendor has agreed to sell and the Purchaser has agreed to purchase the Shares at the purchase price and on the terms and conditions set forth in this Agreement.
THEREFORE, the parties agree as follows:
1.	Transfer of Shares
The Vendor sells, assigns, transfers and conveys to the Purchaser and the Purchaser purchases from the Vendor, as of the date of this Agreement (the “Effective Date”), all the Vendor’s right, title and interest in and to the Shares for an aggregate purchase price equal to the aggregate fair market value of the Shares (the “Purchase Price”). For the purpose of this Agreement the fair market value of the Shares shall be their closing price on the Toronto Stock Exchange the day prior to the Effective Date.
2.	Delivery of Certificates, etc.
The Vendor hereby delivers to the Purchaser the share certificates representing the Shares duly endorsed for transfer, or accompanied by an irrevocable security transfer power of attorney duly executed and the receipt by the Purchaser thereof is hereby acknowledged.
3.	Satisfaction of Purchase Price
The Purchaser shall satisfy the Purchase Price by the issuance to the Vendor of a promissory note in the principal amount of the Purchase Price, receipt of which is hereby acknowledged.

4.	Effective Conveyance
This Agreement shall operate as an actual conveyance, transfer, assignment and setting over of all the rights, title and interest of the Vendor in and to the Shares as of the Effective Date. The Vendor shall, at the request of the Purchaser, sign, execute and deliver all documents, transfers, assignments, matters and things which are convenient and necessary or which counsel for the Purchaser may advise in order to more completely and effectually convey, assign and transfer to or vest the Shares in the Purchaser and all the rights, title and interest of the Vendor therein.
5.	Further Assurances
The parties shall with reasonable diligence do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each party shall provide such further documents or instruments required by the other party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions.
6.	Execution and Delivery
This Agreement may be executed by the parties in counterparts and may be executed and delivered by facsimile and all such counterparts and facsimiles shall together constitute one and the same agreement.
7.	Miscellaneous
(a)	Time is of the essence in the performance of the parties’ respective obligations.

(b)	This Agreement shall be governed by and interpreted in accordance with the law of the Province of Québec, and the Federal laws of Canada applicable therein.

(c)	This Agreement shall enure to the benefit of and be binding upon the parties and their successors and assigns.

(d)	No amendment, supplement, modification, waiver or termination of this Agreement and, unless otherwise specified, no consent or approval by any party, shall be binding unless executed in writing by the party to be bound thereby.

(e)	No party may assign this Agreement or any rights or obligations under this Agreement without the prior written consent of each of the other parties.

S-1
IN WITNESS OF WHICH the parties have executed this Agreement effective as of the day indicated above.

3787877 CANADA INC.
By:	(signed)
	Name:	Michael T. Boychuk
	Title:	Treasurer

BELL CANADA
By:	(signed)
	Name:	Siim Vanaselja
	Title:	Chief Financial Officer

SCHEDULE A
PURCHASED SHARES

ISSUER	NUMBER AND CLASS OF SHARES
CGI Group Inc.	8,268,125 Class A

THIS TRANSACTION AGREEMENT is effective as of July 28, 2006
BETWEEN
BELL CANADA, a corporation governed by the laws of Canada, in its capacity as administrator of the Bell Canada Pension Plan (the “Administrator”)
                                - and -
BELL CANADA, a corporation governed by the laws of Canada, (“Bell”), in its capacity as employer under the Bell Canada Pension Plan (the “Bell Plan”)
                                - and -
BELL MOBILITY INC., a corporation governed by the laws of (Canada) (“Mobility”) and a participating company in the Bell Plan
                                - and -
CONNEXIM, a corporation governed by the laws of (Canada) (“Connexim”) and a participating company in the Bell Plan
RECITALS:
1.	For the period January 2006 to June 2006 inclusive, (i) Bell is required to pay to the Bell Plan $79,100,000 for current service costs and $84,250,000 for special payments in respect of a solvency deficiency under the Bell Plan, for a total of $163,350,000, (ii) Connexim is required to pay to the Bell Plan $1,700,000 for current service costs and $4,250,000 for special payments in respect of a solvency deficiency under the Bell Plan, for a total of $5,950,000, and (iii) Mobility is required to pay to the Bell Plan $3,950,000 for current service costs and $3,600,000 for special payments in respect of a solvency deficiency under the Bell Plan, for a total of $7,550,000.

2.	Bell owns shares of Nortel Networks Inc. (“Nortel”) which it wishes to sell and each of Bell, Mobility and Connexim (collectively the “Employers” and each an “Employer”) own shares of CGI Group Inc. (“CGI”) which they wish to sell.

3.	The Administrator has determined that a purchase of shares of CGI and Nortel at market value would be a suitable investment for the Bell Plan and that such an investment would be permitted by, or in accordance with, the Bell Canada Pension Plan’s Statement of Investment Policies and Procedures (“SIPP”), the Pension Benefits Standards Act (“PBSA”), the regulations made under the PBSA, including Schedule III to such regulations and the terms of the Bell Plan.

4.	Bell has indicated that if the Administrator uses the amounts owing by Bell to the Bell Plan as a contribution obligation, to purchase on behalf of the Bell Plan, CGI and Nortel shares from it at market value, then Bell would increase the special payment amount payable in relation to the solvency deficiency, for the period January 2006 to June 2006 inclusive such that the total contribution will increase to $187,327,884.56.
5.	Each of Mobility and Connexim have indicated that if the Administrator uses the amounts owing to the Bell Plan by Mobility and Connexim as applicable, as a contribution obligation, to purchase on behalf of the Bell Plan, CGI shares from them at market value then their total contributions for the period January 2006 to June 2006 inclusive will be $5,950,000 for Connexim and $7,550,000 for Mobility.

6.	The Administrator has determined that it would be in the best interests of members of the Bell Plan to purchase shares of CGI and Nortel from the Employers on the terms proposed, for reasons that include — the investment will be on terms and conditions no less favourable than market, the investment is in liquid securities traded on a public exchange, there will be no broker fees incurred to effect the purchase and the Bell Plan assets will be increased by an amount greater than the minimum contribution amount that would otherwise be paid to the Bell Plan.

7.	The SIPP permits the Administrator to enter into a transaction with a related party (which includes the Employers) if the transaction is not material (i.e. market value of the transaction is (i) less than 3% of the market value of the assets held in relation to the Bell Plan and (ii) is on terms and conditions no less favourable than market terms and conditions).

8.	The proposed transaction with each Employer will be on terms and conditions no less favourable than market terms and conditions and when taken into account with other transactions with such Employer is less than 3% of the market value of the assets held in relation to the Bell Plan as at the Effective Date. Moreover, the aggregate amount of the proposed transactions with the Employers is less than 3% of the market value of the assets held in relation to the Bell Plan as at the Effective Date.

9.	The Administrator has considered whether any of the transactions with the Employers would involve any conflict of interest and has determined that the transactions contemplated in this Agreement do not involve a material conflict between the role of Bell Canada as employer under the Bell Plan and the role of Bell Canada as administrator of the Bell Plan but that even if they did, the Administrator is satisfied that the transactions contemplated by this Agreement are in the best interests of the members of the Bell Plan, with some of the reasons set out in Recital F. Moreover, the Administrator has advised members of the Plan and retirees of some elements of the transactions and the Administrator intends to, as soon as practicable, advise members of the Bell Plan and retirees of the substance of the transactions contemplated by this Agreement.

NOW THEREFORE, the Parties agree as follows:
1.	Effective as of the date of this Agreement, the Administrator, on behalf of the Bell Plan, hereby purchases from each Employer and each Employer sells, assigns, transfers and conveys to the Administrator on behalf of the Bell Plan, at fair market value all of such Employer’s right, title and interest in and to the applicable number of shares of CGI and Nortel , all as set out in the attached Schedule “A” (the “Shares”). For the purpose of this Agreement, the fair market value (the “Purchase Price”) of the Shares of each Employer shall be based on the closing price on the Toronto Stock Exchange on the day prior to the date of this Agreement of the applicable Shares, with the applicable share price and Purchase Price set out in the attached Schedule “A”.

2.	The Administrator shall satisfy the Purchase Price for the purchase of the applicable Shares from each Employer by using the amount owing by such Employer as described in Recitals D and E and as a result, the obligation of each Employer to make payments to the Bell Plan in the amount as set in Recitals D and E shall be offset by the obligation of the Administrator to pay to each Employer the Purchase Price for the Shares so transferred and upon the applicable Shares being transferred to the trustee for the Plan, each Employer shall be deemed to have fulfilled its obligation to make payments to the Bell Plan in the amount as set in Recitals D and E and the Administrator shall be deemed to have fulfilled its obligation to pay to each Employer the Purchase Price for the Shares so transferred.

3.	The Employers hereby deliver to the Administrator the share certificates representing the Shares duly endorsed for transfer to the trustee for the assets held in relation to the Bell Plan, or accompanied by an irrevocable security transfer power of attorney duly executed and the receipt of which by the Administrator is hereby acknowledged.

4.	This Agreement shall operate as an actual conveyance, transfer, assignment and setting over of all the rights, title and interests of the Employers in and to the Shares as of the Effective Date. The Employers shall, at the request of the Administrator, sign, execute and deliver all documents, transfers, assignments, matters and things which are convenient and necessary or which counsel for the Administrator may advise so as to more completely and effectually convey, assign and transfer to or vest the Shares in the Bell Plan together with all the rights, title and interests of the Employers therein.

5.	The parties shall with reasonable diligence do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each party shall provide such further documents or instruments required by the other party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions.

6.	This Agreement may be executed by the parties in counterparts and may be executed and delivered by facsimile and all such counterparts and facsimiles shall together constitute one and the same agreement.

7.	Time is of the essence in the performance of the parties’ respective obligations.

8.	This Agreement shall be governed by and interpreted in accordance with the law of the Province of Québec, and the Federal laws of Canada applicable therein.

9.	This Agreement shall enure to the benefit of and be binding upon the parties and their successors and assigns.

10.	The Recitals form an integral part of this Agreement.

11.	No amendment, supplement, modification, waiver or termination of this Agreement and, unless otherwise specified, no consent or approval by any party, shall be binding unless executed in writing by the party to be bound thereby.

12.	No party may assign this Agreement or any rights or obligations under this Agreement without the prior written consent of each of the other parties.
IN WITNESS OF WHICH the Parties have duly executed this Agreement.

BELL CANADA, as administrator of the Bell Canada Pension Plan
By:	(signed)
	Name:	Michael Boychuk
	Title:	Senior Vice-President and Treasurer

BELL CANADA, as employer under the Bell Canada Pension Plan
By:	(signed)
	Name:	Siim Vanaselja
	Title:	Chief Financial Officer

BELL MOBILITY INC.
By:	(signed)
	Name:	Richard J. Mannion
	Title:	Vice-President, General Counsel and Corporate Secretary

CONNEXIM
By:	(signed)
	Name:	Marcel Messier
	Title:	President

SCHEDULE A

		No. of Nortel
	No. of CGI Group	Networks Inc.
Employer	Shares	shares	Price per Share	Purchase Price
Bell Canada	22,988,078	n/a	6.71	$154,250,000.00

Bell Canada	n/a	14,899,948	2.22	$33,077,884.56

Bell Mobility Inc.	1,125,186	n/a	6.71	$7,550,000.00

Connexim	886,736	n/a	6.71	$5,950,000.00

TOTALS	25,000,000	14,899,948	n/a	$200,827,884.56